EXHIBIT 99.1

CONTACT:

Investors/Analysts:	Media:
Steve Sciuto	Jim Golden/Sharon Stern/Aaron Palash
Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
(914) 326-5364	(212) 355-4449

ssciuto@acorda.com

FOR IMMEDIATE RELEASE

Acorda Discontinues Tozadenant Development Program

ARDSLEY, NY – November 20, 2017 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced that it is discontinuing its clinical development program for tozadenant, an investigational treatment for Parkinson’s disease, including immediately discontinuing dosing of all participants currently enrolled in its tozadenant studies. The Company made this decision based on new information obtained from the Phase 3 program related to previously disclosed agranulocytosis and associated serious adverse events. After analyzing this additional information, the Company concluded that it could not be confident that weekly white blood cell count screening would sufficiently ensure patient safety. Acorda has informed regulatory authorities and trial investigators regarding the orderly closure of ongoing studies.

“Patient safety is our top priority,” said Ron Cohen, M.D., Acorda’s President and CEO. “While we are deeply disappointed by this outcome, we remain committed to the Parkinson’s community, which is in great need of new therapeutic options. We are grateful to the patients who volunteered for the tozadenant studies and to their care partners, clinical investigators, and the internal and external study teams.”

Over 90% of the participants in the placebo-controlled Phase 3 efficacy and safety study, CL-05, have completed the study. The Company expects data from these participants in the first quarter of 2018 and to present these at appropriate medical/scientific venues.

About Acorda Therapeutics

Founded in 1995, Acorda Therapeutics is a biotechnology company focused on developing therapies that restore function and improve the lives of people with neurological disorders. Acorda has an industry-leading pipeline of novel neurological therapies addressing a range of disorders, including Parkinson’s disease, migraine and multiple sclerosis. Acorda markets two FDA-approved therapies, including AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg.

For more information, please visit the Company’s website at: www.acorda.com.

Forward-Looking Statement

These statements are subject to risks and uncertainties that could cause actual results to differ materially, including: the ability to realize the benefits anticipated from the Biotie and Civitas transactions, among other reasons because acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; the ability to successfully integrate Biotie’s operations and Civitas’ operations, respectively, into our operations; we may need to raise additional funds to finance our expanded operations and may not be able to do so on acceptable terms; our ability to successfully market and sell Ampyra (dalfampridine) Extended Release Tablets, 10 mg in the U.S., which will likely be materially adversely affected by the recently announced court decision in our litigation against filers of

Abbreviated New Drug Applications (each, an “ANDA”) to market generic versions of Ampyra in the U.S.; third party payers (including governmental agencies) may not reimburse for the use of Ampyra or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; the risk of unfavorable results from future studies of Ampyra or from our other research and development programs, including CVT-301 or any other acquired or in-licensed programs; we may not be able to complete development of, obtain regulatory approval for, or successfully market CVT-301, any other products under development, or the products that we will acquire when we complete the Biotie transaction; the occurrence of adverse safety events with our products; delays in obtaining or failure to obtain and maintain regulatory approval of or to successfully market Fampyra outside of the U.S. and our dependence on our collaborator Biogen in connection therewith; competition; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

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